RE/MAX Holdings Reports Second Quarter 2019 Results

DENVER, Aug. 1, 2019 /PRNewswire/ --

Second Quarter 2019 Highlights
(Compared to second quarter 2018 unless otherwise noted)

  Total agent count increased 3.2% to 127,020 agents
  U.S. and Canada combined agent count decreased 2.0% to 84,133 agents
  Total open Motto Mortgage franchises increased to 98 offices
  Revenue of $71.4 million; excluding Marketing Funds revenue, decreased 1.8% to $53.3 million
  Net income attributable to RE/MAX Holdings, Inc. of $8.6 million and earnings per diluted share (GAAP EPS) of $0.48
  Adjusted EBITDA1 of $29.9 million, Adjusted EBITDA margin1 of 41.9% and Adjusted earnings per diluted share (Adjusted EPS1) of $0.65

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), an innovative mortgage brokerage franchise, today announced operating results for the quarter ended June 30, 2019.

"Continued Motto Mortgage expansion and healthy international RE/MAX growth helped offset lower revenue in the second quarter driven by ongoing uneven housing market conditions in the U.S. and Canada," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "Against this backdrop, we continue to leverage the strength of our business model to deliver profitable growth by prudently managing our cost structure while making the necessary strategic investments in our network, our value proposition and future growth opportunities."

Contos continued, "As we move through the second half of 2019, we remain cautiously optimistic that the U.S. housing market will show signs of improvement. Given lower interest rates, solid demand, and increasing inventory, the ingredients are there to spur increased home sales, but supply and affordability remain overhangs. However, to date the subdued market has persisted longer than we expected, and combined with the competitive environment, has impacted our overall U.S. agent count results and led us to adjust our performance expectations for the full year 2019. Looking ahead, we're very excited about the imminent launch and staged rollout of the next generation of RE/MAX technology. The release of the booj platform is truly a landmark event in the rich history of RE/MAX and one we believe will further extend our leadership position in providing highly productive agents with the very best tools, technology and training to make their businesses even more successful."

Second Quarter 2019 Operating Results

Agent Count

The following table compares agent count as of June 30, 2019 and 2018:

	As of June 30		Change
	2019	2018	#	%
U.S.	62,700	64,495	(1,795)	(2.8)
Canada	21,433	21,366	67	0.3
Subtotal	84,133	85,861	(1,728)	(2.0)
Outside the U.S. & Canada	42,887	37,221	5,666	15.2
Total	127,020	123,082	3,938	3.2

Revenue

RE/MAX Holdings generated total revenue of $71.4 million in the second quarter of 2019, an increase of $17.1 million or 31.5% compared to $54.3 million in the second quarter of 2018. Revenue increased primarily due to the January 1, 2019 acquisition of the Marketing Funds. Recurring revenue streams, which consist of continuing franchise fees and annual dues, were almost even compared to the second quarter of 2018 and accounted for 63.2% of revenue in the second quarter of 2019, excluding the Marketing Funds, compared to 63.0% in the comparable period in 2018.

Operating Expenses

Total operating expenses were $49.3 million for the second quarter of 2019. Excluding operating expenses from the Marketing Funds, second quarter 2019 operating expenses totaled $31.3 million, a decrease of $2.1 million or 6.3% compared to $33.4 million in the second quarter of 2018. Expenses decreased primarily due to lower selling, operating and administrative expenses partially offset by higher depreciation and amortization expenses.

Selling, operating and administrative expenses were $25.7 million in the second quarter of 2019, a decrease of $2.6 million or 9.1% compared to the second quarter of 2018 and represented 48.2% of revenue excluding the Marketing Funds compared to 52.2% in the prior-year period. Selling, operating and administrative expenses decreased primarily due to changes in equity-based compensation expense, lower legal expenses, partially offset by increases in property taxes and bad debt expense.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $8.6 million for the second quarter of 2019, an increase of $0.9 million over the second quarter of 2018. Reported basic and diluted GAAP EPS were $0.48 for the second quarter of 2019 compared to $0.43 in the second quarter of 2018.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $29.9 million for the second quarter of 2019, an increase of $1.1 million or 4.0% from the second quarter of 2018. Adjusted EBITDA increased primarily due to lower selling, operating and administrative expenses and the expansion of Motto, partially offset by lower organic revenue growth. Adjusted EBITDA margin was 41.9% in the second quarter of 2019 compared to 53.0% in the second quarter of 2018 and decreased primarily due to the acquisition of the Marketing Funds.

Adjusted basic and diluted EPS were each $0.65 for the second quarter of 2019, an increase of $0.03 per share compared to the second quarter of 2018. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended June 30, 2019 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 58.6% for the quarter ended June 30, 2019.

Balance Sheet

As of June 30, 2019, the Company had cash and cash equivalents of $72.5 million. The Company's cash and cash equivalents increased $12.5 million from December 31, 2018. As of June 30, 2019, the Company had $226.7 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $1.1 million compared to $227.8 million as of December 31, 2018.

Dividend

On July 31, 2019, the Company's Board of Directors approved a quarterly cash dividend of $0.21 per share. The quarterly dividend is payable on August 28, 2019, to shareholders of record at the close of business on August 14, 2019.

Outlook

The Company's third quarter and full-year 2019 Outlook assumes no further currency movements, acquisitions or divestitures.

For the third quarter of 2019, RE/MAX Holdings expects:

  Agent count to increase 2.25% to 3.25% over third quarter 2018;
  Revenue in a range of $69.0 million to $72.0 million (including revenue from the Marketing Funds in a range of $17.0 million to $18.0 million); and
  Adjusted EBITDA in a range of $25.5 million to $27.5 million.

For the full-year 2019, RE/MAX Holdings is adjusting its guidance and now expects:

  Agent count to increase 2.0% to 4.0% over full-year 2018;
  Revenue in a range of $279.5 million to $283.5 million (including revenue from the Marketing Funds in a range of $71.5 million to $73.5 million), down from $287.0 million to $291.0 million (including revenue from the Marketing Funds in a range of $72.5 million to $74.5 million); and
  Adjusted EBITDA in a range of $101.0 million to $104.0 million, down from $104.5 million to $107.5 million.

The effective U.S. GAAP tax rate attributable to RE/MAX Holdings is estimated to be between 17% and 19% in 2019.

Webcast and Conference Call

The Company will host a conference call for interested parties on Friday, August 2, 2019, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the following dial-in numbers:

U.S.	1-833-287-0798
Canada & International	1-647-689-4457

Interested parties can access a live webcast through the Investor Relations section of the Company's website at investors.remax.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnote:

1 Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 125,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the third quarter and full year 2019; dividends; non-GAAP financial measures; estimated effective tax rates for 2019; housing and mortgage market conditions; economic and demographic trends; competition; potential transactions; future expansion of Motto Mortgage and such expansion's impact on revenue; statements regarding agent productivity; statements regarding the timing and effects of the launch of the next generation of RE/MAX technology; statements regarding managing cost structure; statements regarding the Company's leadership position in the industry; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in the real estate market or interest rates and availability of financing, (2) changes in business and economic activity in general, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company's ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) the Company's ability to implement its technology initiatives, (8) fluctuations in foreign currency exchange rates, (9) the impact of recent changes to our senior management team, (10) the impact of the findings and recommendations of the previously disclosed Special Committee investigation on the Company and its management and operations, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Continuing franchise fees	$24,894	$25,211	$49,850	$50,451
Annual dues	8,819	8,973	17,673	17,669
Broker fees	13,459	13,993	22,047	23,181
Marketing Funds fees	18,060	—	36,832	—
Franchise sales and other revenue	6,149	6,100	16,157	15,618
Total revenue	71,381	54,277	142,559	106,919
Operating expenses:
Selling, operating and administrative expenses	25,726	28,307	59,250	62,675
Marketing Funds expenses	18,060	—	36,832	—
Depreciation and amortization	5,541	5,069	11,099	9,644
(Gain) loss on sale or disposition of assets, net	(16)	(13)	363	(31)
Total operating expenses	49,311	33,363	107,544	72,288
Operating income	22,070	20,914	35,015	34,631
Other expenses, net:
Interest expense	(3,154)	(3,171)	(6,309)	(5,895)
Interest income	342	98	662	217
Foreign currency transaction gains (losses)	61	(103)	116	(186)
Total other expenses, net	(2,751)	(3,176)	(5,531)	(5,864)
Income before provision for income taxes	19,319	17,738	29,484	28,767
Provision for income taxes	(3,186)	(3,147)	(5,094)	(5,009)
Net income	$16,133	$14,591	$24,390	$23,758
Less: net income attributable to non-controlling interest	7,563	6,943	11,411	11,127
Net income attributable to RE/MAX Holdings, Inc.	$8,570	$7,648	$12,979	$12,631

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.48	$0.43	$0.73	$0.71
Diluted	$0.48	$0.43	$0.73	$0.71
Weighted average shares of Class A common stock outstanding
Basic	17,808,321	17,746,042	17,791,942	17,727,671
Diluted	17,833,958	17,769,641	17,825,880	17,763,592
Cash dividends declared per share of Class A common stock	$0.21	$0.20	$0.42	$0.40

TABLE 2
RE/MAX Holdings, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$72,486	$59,974
Restricted cash	23,627	—
Accounts and notes receivable, current portion, less allowances of $9,774 and $7,980, respectively	32,206	21,185
Income taxes receivable	1,669	533
Other current assets	8,474	5,855
Total current assets	138,462	87,547
Property and equipment, net of accumulated depreciation of $14,117 and $13,280 respectively	5,643	4,390
Operating lease right of use assets	53,363	—
Franchise agreements, net	95,407	103,157
Other intangible assets, net	23,478	22,965
Goodwill	150,812	150,684
Deferred tax assets, net	50,997	53,698
Other assets, net of current portion	5,687	4,399
Total assets	$523,849	$426,840
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,673	$1,890
Accrued liabilities	48,937	13,143
Income taxes payable	11	208
Deferred revenue	25,571	25,489
Current portion of debt	2,637	2,622
Current portion of payable pursuant to tax receivable agreements	3,578	3,567
Operating lease liabilities	4,829	—
Total current liabilities	89,236	46,919
Debt, net of current portion	224,090	225,165
Payable pursuant to tax receivable agreements, net of current portion	34,355	37,220
Deferred tax liabilities, net	313	400
Deferred revenue, net of current portion	19,121	20,224
Operating lease liabilities, net of current portion	58,578	—
Other liabilities, net of current portion	6,231	17,637
Total liabilities	431,924	347,565
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $0.0001 per share, 180,000,000 shares authorized; 17,809,119 shares issued and outstanding as of June 30, 2019; 17,754,416 shares issued and outstanding as of December 31, 2018	2	2
Class B common stock, par value $0.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	463,055	460,101
Retained earnings	26,595	21,138
Accumulated other comprehensive income, net of tax	397	328
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	490,049	481,569
Non-controlling interest	(398,124)	(402,294)
Total stockholders' equity	91,925	79,275
Total liabilities and stockholders' equity	$523,849	$426,840

TABLE 3
RE/MAX Holdings, Inc.
Condensed Consolidated Statements of Cash Flow
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$24,390	$23,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,099	9,644
Bad debt expense	2,560	823
Loss (gain) on sale or disposition of assets and sublease, net	363	(141)
Equity-based compensation expense	5,847	3,424
Deferred income tax expense	2,521	2,060
Fair value adjustments to contingent consideration	345	80
Payments pursuant to tax receivable agreements	(2,854)	—
Other, net	685	567
Changes in operating assets and liabilities	(11,973)	(6,285)
Net cash provided by operating activities	32,983	33,930
Cash flows from investing activities:
Purchases of property and equipment and capitalization of developed software and trademark costs	(7,378)	(1,441)
Acquisitions, net of cash acquired of $0 and $362, respectively	—	(25,888)
Restricted cash acquired with the Marketing Funds acquisition	28,495	—
Other	(1,200)	—
Net cash provided by (used in) investing activities	19,917	(27,329)
Cash flows from financing activities:
Payments on debt	(1,311)	(1,554)
Distributions paid to non-controlling unitholders	(7,306)	(7,818)
Dividends and dividend equivalents paid to Class A common stockholders	(7,522)	(7,209)
Payment of payroll taxes related to net settled restricted stock units	(731)	(895)
Payment of contingent consideration	—	(50)
Net cash used in financing activities	(16,870)	(17,526)
Effect of exchange rate changes on cash	109	(43)
Net increase (decrease) in cash, cash equivalents and restricted cash	36,139	(10,968)
Cash, cash equivalents and restricted cash, beginning of year	59,974	50,807
Cash, cash equivalents and restricted cash, end of period	$96,113	$39,839

TABLE 4
RE/MAX Holdings, Inc.
Agent Count
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2019	2019	2018	2018	2018	2018	2017	2017
Agent Count:
U.S.
Company-owned Regions (1)	48,748	48,904	49,318	50,342	50,432	49,760	49,411	47,397
Independent Regions (1)	13,952	13,760	13,804	13,948	14,063	13,852	13,751	16,152
U.S. Total	62,700	62,664	63,122	64,290	64,495	63,612	63,162	63,549
Canada
Company-owned Regions	6,510	6,549	6,702	6,858	6,915	6,920	6,882	6,924
Independent Regions	14,923	14,818	14,625	14,550	14,451	14,297	14,230	14,236
Canada Total	21,433	21,367	21,327	21,408	21,366	21,217	21,112	21,160
U.S. and Canada Total	84,133	84,031	84,449	85,698	85,861	84,829	84,274	84,709
Outside U.S. and Canada
Independent Regions	42,887	41,501	39,831	38,207	37,221	35,992	34,767	32,859
Outside U.S. and Canada Total	42,887	41,501	39,831	38,207	37,221	35,992	34,767	32,859
Total	127,020	125,532	124,280	123,905	123,082	120,821	119,041	117,568
_________________________________
(1)

As of each quarter end since December 31, 2017, U.S. Company-owned Regions include agents in the Northern Illinois region, which converted from an Independent Region to a Company-owned Region in connection with the acquisition of certain assets of RE/MAX of Northern Illinois, Inc., including the regional franchise agreements issued by us permitting the sale of RE/MAX franchises in the northern region of the state of Illinois, on November 15, 2017. As of the acquisition date, the Northern Illinois region had 2,266 agents.

TABLE 5
RE/MAX Holdings, Inc.
Adjusted EBITDA Reconciliation to Net Income
(Amounts in thousands, except percentages)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$16,133	$14,591	$24,390	$23,758
Depreciation and amortization	5,541	5,069	11,099	9,644
Interest expense	3,154	3,171	6,309	5,895
Interest income	(342)	(98)	(662)	(217)
Provision for income taxes	3,186	3,147	5,094	5,009
EBITDA	27,672	25,880	46,230	44,089
(Gain) loss on sale or disposition of assets and sublease, net	(16)	(113)	363	(141)
Equity-based compensation expense	1,796	2,156	5,847	3,424
Acquisition-related expense (1)	15	313	87	1,487
Special Committee investigation and remediation expense (2)	—	564	—	2,650
Fair value adjustments to contingent consideration (3)	415	(55)	345	80
Adjusted EBITDA (4)	$29,882	$28,745	$52,872	$51,589
Adjusted EBITDA Margin (4)	41.9%	53.0%	37.1%	48.3%

________________________
(1)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(2)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc.
Adjusted Net Income and Adjusted Earnings per Share
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in 000s)	2019	2018	2019	2018
Net income	$16,133	$14,591	$24,390	$23,758
Amortization of acquired intangible assets	4,466	4,265	8,931	8,195
Provision for income taxes	3,186	3,147	5,094	5,009
Add-backs:
(Gain) loss on sale or disposition of assets and sublease, net	(16)	(113)	363	(141)
Equity-based compensation expense	1,796	2,156	5,847	3,424
Acquisition-related expense (1)	15	313	87	1,487
Special Committee investigation and remediation expense (2)	—	564	—	2,650
Fair value adjustments to contingent consideration (3)	415	(55)	345	80
Adjusted pre-tax net income	25,995	24,868	45,057	44,462
Less: Provision for income taxes at 24%	(6,239)	(5,968)	(10,814)	(10,671)
Adjusted net income (4)	$19,756	$18,900	$34,243	$33,791

Total basic pro forma shares outstanding	30,367,921	30,305,642	30,351,542	30,287,271
Total diluted pro forma shares outstanding	30,393,558	30,329,241	30,385,480	30,323,192

Adjusted net income basic earnings per share (4)	$0.65	$0.62	$1.13	$1.12
Adjusted net income diluted earnings per share (4)	$0.65	$0.62	$1.13	$1.11

________________________
(1)	Acquisition-related expense includes legal, accounting, advisory and consulting fees incurred in connection with the acquisition and integration of acquired companies.
(2)

Special Committee investigation and remediation expense relates to costs incurred in relation to the previously disclosed investigation by the special committee of independent directors of actions of certain members of our senior management and the implementation of the remediation plan.

(3)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liability.
(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc.
Pro Forma Shares Outstanding
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,808,321	17,746,042	17,791,942	17,727,671
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	30,367,921	30,305,642	30,351,542	30,287,271

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	17,808,321	17,746,042	17,791,942	17,727,671
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	25,637	23,599	33,938	35,921
Total diluted pro forma weighted average shares outstanding	30,393,558	30,329,241	30,385,480	30,323,192
______________________________
(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc.
Free Cash Flow & Unencumbered Cash
(Unaudited)

	June 30,
	2019	2018
Cash flow from operations	$32,983	$33,930
Less: Purchases of property and equipment and capitalization of developed software and trademark costs	(7,378)	(1,441)
Decreases (increases) in restricted cash of the Marketing Funds (1)	4,868	-
Free cash flow (2)	30,473	32,489

Free cash flow	30,473	32,489
Less: Tax/Other non-dividend distributions to RIHI	(2,031)	(2,794)
Free cash flow after tax/non-dividend distributions to RIHI (2)	28,442	29,695

Free cash flow after tax/non-dividend distributions to RIHI	28,442	29,695
Less: Debt principal payments	(1,311)	(1,537)
Unencumbered cash generated (2)	$27,131	$28,158

Summary
Cash flow from operations	$32,983	$33,930
Free cash flow	$30,473	$32,489
Free cash flow after tax/non-dividend distributions to RIHI	$28,442	$29,695
Unencumbered cash generated	$27,131	$28,158

Adjusted EBITDA	$52,872	$51,589
Free cash flow as % of Adjusted EBITDA	57.6%	63.0%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA	53.8%	57.6%
Unencumbered cash generated as % of Adjusted EBITDA	51.3%	54.6%
_______________________
(1)

In January 2019, the Company acquired all of the regional and pan-regional advertising fund entities previously owned by its founder and Chairman of the Board of Directors, David Liniger, collectively, the "Marketing Funds". Beginning January 1, 2019, all assets and liabilities of the Marketing Funds are reflected in the condensed consolidated financial statements of the Company, including approximately $28.5 million of restricted cash. This line reflects any subsequent changes in the restricted cash balance since the initial acquisition date (which under GAAP reflects as a decrease in cash flow from operations for the six months ended June 30, 2019) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited condensed consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, equity-based compensation expense, acquisition-related expense, Special Committee investigation and remediation expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, Special Committee investigation and remediation expense, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to cash flow from operations due to this change is excluded from free cash flow. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com